Exhibit 10.16

STANDARD INDUSTRIAL LEASE AGREEMENT

THIS LEASE, made this 17 day of October, 2009, by and between PATTILLO INDUSTRIAL PARTNERS, LLC, a Delaware limited liability company, hereinafter referred to as “Landlord”; and CHEGG, INC., a Delaware corporation, hereinafter referred to as “Tenant”;

W I T N E S S E T H:

Premise

1. For and in consideration of the rents, covenants, agreements, and stipulations hereinafter set forth, to be paid, kept and performed by Tenant, Landlord hereby leases and rents to Tenant, and Tenant hereby leases and takes upon the terms and conditions hereinafter set forth, the property commonly known as 649 Omega Parkway Shepherdsville, Kentucky and being more particularly described on Exhibit “A” hereto (hereinafter called the “Premises”) upon which is located an approximate 611,000 square foot industrial building (“Building”). This Lease is subject to all encumbrances, easements, covenants and restrictions of record.

Term

2. To have and to hold for a term to commence on the date (“Commencement Date”) that is the later of (i) the date that is thirty (30) days after the date that this Lease is executed and delivered by both parties or (ii) the date that Landlord substantially completes the portion described on Exhibit “E” attached hereto and by this reference made a part hereof, of the Landlord’s Work (as defined in Section 4 of Exhibit “C” to this Lease), and to end at midnight on the last day of the eighty-fourth (84th) full calendar month after the Commencement Date. Notwithstanding the above, Landlord agrees to deliver non-exclusive possession of the Premises to Tenant in accordance with the terms of Paragraph 6 of Exhibit C of this Lease as of the date this Lease is executed and delivered by both parties.

Rental	3. (a) Tenant shall pay to Landlord monthly Rent as follows:

Months	Monthly Rent

1-3	$0.00
4-12*	$81,250.00
13-24	$121,875.00
25-48	$178,208.33
49-72	$185,845.83
73-84	$193,483.33

*	plus any partial month to carry this period to last day of the twelfth full calendar month after the Commencement Date

All payments of Rent shall be due on the first day of each month, in advance, without offset or demand, commencing on the Commencement

Date. All payments of rental shall be sent to Pattillo Industrial Partners, LLC, P. O. Box 101790 Atlanta, GA 30392, or such other address provided to Tenant by Landlord. In the event Tenant fails to pay Rent or any other payment called for under this Lease within ten (10) days of the due date, Tenant shall pay a late charge equal to five percent (5%) of the unpaid amount. Landlord and Tenant agree that such late charge is intended to compensate Landlord for additional administrative charges and other damages incurred by Landlord on account of such late payment and not as a penalty. Landlord and Tenant agree that the actual damages to be suffered by Landlord in such event shall be difficult, if not impossible to ascertain, and that such late charge is a reasonable estimate of such charges and damages. Notwithstanding the foregoing, Landlord shall give Tenant notice of non-payment of any installment of Rent or other payment required of Tenant under this Lease and five (5) business days after delivery of such notice to cure such non-payment once in any calendar year before assessing the late charge in such calendar year pursuant to this paragraph (such notice shall not be in addition to, but may be a part of, any notice provided under Paragraph 17 below). As used in this Lease, “business day” shall mean Monday through Friday except for state and federal holidays observed by the Commonwealth of Kentucky.

(b) Tenant shall, within five (5) business days of the date this Lease is executed and delivered to the other by both parties, deposit a “Security Deposit” with Landlord in the amount of $1,000,000, either in the form of cash or a letter of credit to secure Tenant’s performance of its obligations hereunder. If Tenant defaults hereunder following the expiration of any applicable notice and cure periods, then Landlord may, without prejudice to Landlord’s other remedies, apply part or all of the Security Deposit to cure Tenant’s default. If Landlord so uses part or all of the Security Deposit, Tenant shall, within ten (10) days after written demand, pay Landlord (either in cash or in the form of a new or amended Letter of Credit) the amount necessary to restore the Security Deposit to its then required amount. Landlord shall not be required to pay any interest on said Security Deposit and Landlord may commingle the Security Deposit with other funds. If Landlord sells the Premises, the Security Deposit shall be transferred to the purchaser and Landlord shall be relieved of any further liability in relation to the Security Deposit. Upon the termination of this Lease, Landlord may use the Security Deposit to cure any defaults of Tenant or to reimburse Landlord for expenses of repairing, restoring or cleaning the Premises to the extent Tenant was required to perform such repair, restoration or cleaning pursuant to the express provisions of this Lease and failed to do so. In the event all or any portion of the Security Deposit remains after paying for such items, the remaining amount shall be returned to Tenant within thirty (30) days following the expiration or sooner termination of this Lease.

In the event Tenant elects to utilize a letter of credit for the Security Deposit, Tenant shall deliver to Landlord and maintain in favor of Landlord at all times during the term of this Lease such letter of credit in the amount of $1,000,000 (subject to adjustment as set forth below)(such letter of credit and any replacement or renewal thereof, is referred to herein as the “Letter of Credit”). The Letter of Credit shall name Landlord as its beneficiary and shall be transferable, unconditional and irrevocable. All costs of obtaining, maintaining, replacing, renewing, restoring and transferring (other than any transfer of the Letter of Credit to a successor, affiliate or assignee of Landlord, which costs shall be Landlord’s) shall be borne by Tenant. The form and substance of the Letter of Credit and the identity of the issuing bank (the “Issuer’) must be satisfactory to Landlord in its reasonable discretion, and, at a minimum, such issuing bank must be a “well capitalized bank” as defined by and as determined in accordance with the then applicable FDIC regulations. As of the date of this Lease, Landlord initially approves of Square 1 Bank as the Issuer. The following provisions, in addition to the terms of the immediately preceding paragraph of this subsection (b), shall govern the Letter of Credit and all replacements and renewals thereof (unless Landlord, in Landlord’s reasonable discretion shall have approved a Letter of Credit with other terms):

(i) Tenant shall provide a Letter of Credit providing for a term of at least one (1) year after the date this Lease is executed. In the event that Tenant fails to deliver any necessary renewal or replacement Letter of Credit to Landlord, in a timely manner, or, if at any time, the issuing bank is not a “well capitalized bank” as defined by and as determined in accordance with the then applicable FDIC regulations, Landlord shall have the right, regardless of whether there then exists any default under this Lease, to present the Letter of Credit to the Issuer for payment; (ii) upon the occurrence of a default (beyond any applicable notice and cure period), Landlord shall be entitled to present the Letter of Credit to the Issuer for payment; provided, however, if Landlord is prohibited by applicable bankruptcy or similar law from giving Tenant notice of a breach hereunder thereby resulting in a default (beyond any applicable notice and cure period) not occurring, Landlord shall be entitled to present the Letter of Credit to the Issuer for payment upon the occurrence of the breach or default that would have otherwise ripened into a default (beyond any applicable notice and cure period) without the necessity of having provided notice to Tenant; (iii) neither the Letter of Credit nor its proceeds shall be considered a measure of Landlord’s damage in case of a default (beyond any applicable notice and cure period) hereunder. After having presented any Letter of Credit to its Issuer for payment, Landlord may, from time to time in its sole discretion, without prejudice to any other right or remedy of Landlord, use the proceeds thereof to perform the obligations of Tenant which were not performed and which resulted in the default. If Landlord presents any Letter of Credit to its Issuer for payment the following shall apply: (1) until such time as Landlord shall have received a Letter of Credit conforming to the requirements hereof, Landlord shall have the right to bold the proceeds of such Letter of Credit (to the extent such proceeds exceed the amount used by Landlord pursuant to the preceding sentence) as a Security Deposit pursuant to this paragraph; and (2) Tenant shall take all steps necessary to ensure that Landlord receives a Letter of Credit conforming to the requirements hereof. The presentment of the Letter of Credit to the Issuer for payment shall be cumulative of Landlord’s other rights and remedies available at law or in equity. No failure or delay by Landlord in presenting the Letter of Credit to Issuer for payment shall constitute a waiver of any default.

At the time of presentment of the Letter of Credit to the Issuer, Landlord shall provide the Issuer a certificate as follows: “The undersigned representative of the Landlord pursuant to the terms of that certain Lease agreement between Pattillo Industrial Partners, LLC, as Landlord, and Chegg, Inc., as Tenant, hereby certifies that the holder of this Letter of Credit is entitled to present the Letter of Credit for payment.” The execution of this Certificate is the only condition to the presentment of the Letter of Credit to the Issuer for payment.

Tenant shall be entitled to effect a reduction in the amount of the Letter of Credit in the amount of $0.25 for each $1 of Rent actually paid by Tenant to Landlord hereunder, up to a maximum reduction of $500,000. Replacement Letters of Credit or amendments to the Letter of Credit to reflect the reduced amount may not be issued or effected more than four (4) times per calendar year and Tenant agrees to use commercially reasonable efforts to effect any such reductions not more than once quarterly each year. Notwithstanding any reduction in the amount of the Letter of Credit as set forth in the immediately preceding sentence, Tenant shall be required to increase the Security Deposit to $1,500,000 within thirty (30) days after any capital infusion or corporate financing transaction(s) which generate, cumulatively after the Commencement Date of this Lease, net proceeds to Tenant of at least $40,000,000. Once the amount of the Letter of Credit has been so increased, Tenant shall be entitled to effect a reduction in the amount of the Letter of Credit in the amount of $0.25 for each $1 of Rent actually paid by Tenant to Landlord hereunder after the date the Letter of Credit is increased to the $1,500,00 amount, up to a maximum reduction of $1,000,000. Notwithstanding anything to the contrary stated above, in the event that Tenant is not then in default (beyond any applicable notice and cure period) of the terms of this Lease, Tenant shall be entitled to reduce the total amount of the Security Deposit to $350,000 at end of the sixtieth (60th) month after the Commencement Date and Tenant shall not have any further right to reductions based on Rents paid.

Utility Bills

4. During the term of this Lease, Tenant shall place utility bills of all types in its name. Tenant shall pay all such bills, along with all charges and assessments pertaining to utilities serving the Premises during the term of this Lease, including, but not limited to, water and sewer, natural gas, electricity, fire protection (including sprinkler testing charges) and sanitary charges. If Tenant does not pay such charges when due, Landlord may do so. The amount paid by Landlord shall be paid by Tenant to Landlord, as additional rental, within ten (10) days of demand therefor by Landlord. Tenant shall not be obligated to pay any utilities during the Early Occupancy Period (as defined in Exhibit C to this Lease).

Mortgagee’s Rights

5. Tenant’s rights as to the Premises shall be subject and subordinate to any mortgage or deed to secure debt which is now or may hereafter be placed upon the Premises by landlord. This subordination is intended to be self-operative. Nevertheless, Tenant agrees to execute and deliver such documentation as may be required by any such mortgagee to effect or memorialize any such subordination within ten (10) days of demand therefor. If requested, Tenant shall execute such mortgagee’s reasonable form of subordination, non-disturbance and attornment agreement.

Repairs by Tenant

6. Tenant shall not allow the Premises to fall out of repair or deteriorate. Tenant, at its sole cost, shall keep and maintain the Premises (except portions of the Premises to be repaired by Landlord under terms of Paragraph 7 below), including without limitation, all walkways, the floor slab, lawn maintenance and landscaping, in good order and repair. Tenant also agrees to keep in good repair, and replace if necessary, subject to the succeeding sentence, all systems pertaining to water, drainage, sewer serving the Premises, electrical, heating, ventilation, air conditioning and lighting (“Building Systems”). Provided, however, if one or more of the Building Systems or a portion thereof (i) requires replacement, and (ii) is at a cost in excess of $50,000 in any one occurrence, and (iii) would be a capitalized expenditure under Generally Accepted Accounting Principles, and (iv) would have a useful life greater than the remaining time left on the initial term of this Lease and any exercised extension options as of the date of such repair or replacement and (v) is not the result of a negligent act or omission of Tenant or a breach by Tenant of its obligations under this Lease (which repair and replacement shall be Tenant’s responsibility), then Tenant must notify Landlord in writing of the need for such repair or replacement along with supporting estimates for the cost of same. In such event, the Building System or affected portion thereof shall be either replaced or repaired by Landlord, at Landlord’s determination (“Capital Repair\Replacement”). The cost to Tenant of a Capital Repair\Replacement shall be initially paid by Landlord and amortized over the useful life of the applicable Capital Repair\Replacement as reasonably determined by Landlord (in accordance with Generally Accepted Accounting Principles) plus interest at a rate equal to seven percent (7.0%) per annum, and the annual amortized amount shall be paid by Tenant to Landlord monthly, as Additional Rent, in equal installments, during the remainder of the initial term (and any renewal term that is exercised by Tenant) until the cost of such Capital Repair\Replacement has been fully amortized; provided, however, in the event that this Lease is terminated due to a default by Tenant, all of the payments that would have been due from Tenant pursuant to this paragraph shall be immediately due and payable as Additional Rent, as of the date of such termination. In the event that any Capital Repair\Replacement is not fully amortized over the initial term of the Lease and any renewal thereof, Tenant shall only be responsible for the costs amortized during the initial term and any exercised renewal term with Tenant reserving the right to prepay its obligation at any time. Tenant agrees to return such systems to Landlord in good operating condition upon the expiration or earlier termination of the term of this Lease. Tenant shall not cause the Premises to become subject to any lien, charge or encumbrance whatsoever. Tenant shall have no authority, express or implied, to create any lien, charge or encumbrance upon the interest of the Landlord in the Premises. Tenant shall, at its sole cost, maintain a regularly scheduled preventive maintenance and service contract with a maintenance contractor acceptable to Landlord for the repair, maintenance and servicing of all heating and air-conditioning systems and equipment within the Premises.

Repairs by Landlord

7. Except for damage caused by Tenant, its agents, employees, contractors and invitees, Landlord shall keep in good repair the roof (including gutters and downspouts), foundation (exclusive of the floor slab) and exterior walls, (inclusive of painting, but exclusive of glass and exterior doors) the pavement and underground utilities. Tenant shall promptly notify Landlord of the need for any repairs which are Landlord’s responsibility hereunder. Landlord shall be under no duty to make any repairs hereunder unless landlord receives notice of the need for such repairs.

Modifications and Alterations to the Premises

8. Tenant shall make no modifications, alterations or improvements to the Premises, cut any openings or penetrations in the roof or install any satellite or communications antennas or other structures without the prior written consent of Landlord. Any modifications or alterations consented to by Landlord shall be completed in a good, workmanlike and lien free manner in accordance with all applicable codes and regulations.

Return of Premises

9. Tenant agrees to return the Premises to Landlord at the expiration or prior termination of this Lease broom clean and in the same condition and repair as when first received, normal wear and tear, condemnation, damage by storm, fire, lightning, earthquake or other casualty excepted. Upon Landlord’s request made at the time Tenant requests Landlord’s consent to any alterations, Tenant agrees to remove (i) any alterations installed by or for Tenant after the commencement of the term of this Lease and (ii) any improvements installed by or for Tenant after the commencement of the term of this Lease which Landlord determines are special purpose improvements which are not likely to be usable by a successor tenant, except that Tenant shall not be required to remove those items described on Exhibit “D” attached hereto. Tenant shall remove its personal property from the Premises at the expiration or prior termination of this Lease. Tenant shall repair any damage caused by any such removal. Any property not so removed at the termination or expiration of this Lease shall become the property of Landlord.

Destruction of or Damage to Premises

10. If the Premises are totally destroyed by storm, fire, lightning, earthquake or other casualty, this Lease shall terminate as of the date of such destruction and rental shall be abated as of such date. If the Premises are damaged, but not wholly destroyed by any of such casualties, rental shall abate in such proportion as use of Premises has been destroyed, and Landlord shall restore the Premises to substantially the same condition as existed before such casualty as speedily as practicable, whereupon full rental shall recommence; provided, however, that if the damage shall be so extensive that the same cannot be reasonably repaired and restored within six (6) months from date of the casualty, then either Landlord or Tenant may terminate this Lease by giving written notice to the other party within thirty (30) days from the date of such casualty. In the event of such termination, rental shall be abated as of the date of such casualty. In no event shall Landlord be responsible for repairing or restoring any personal property of Tenant or any alterations or improvements made by Tenant, nor shall Tenant have any right to terminate this Lease if the casualty in question was caused or contributed to by Tenant’s, its agents’, employees’, contractors’, or invitees willful misconduct.

Indemnity

11. Except for damage caused solely by Landlords negligence, Tenant agrees to indemnify, defend and save harmless Landlord against all claims, losses, liabilities, costs and expenses (including reasonable attorney’s fees and costs of litigation) suffered by Landlord by reason of the use or occupancy of the Premises by Tenant. Unless caused by Landlord’s negligence, Landlord shall not be liable to Tenant’s employees, agents, contractors or invitees for any injury to a person or damage to property on or about the Premises, or any damage caused by the improvements becoming out of repair, the failure or cessation of any utility or by any leakage of gas, oil, water or steam or electricity emanating from the Premises.

Governmental Orders

12. Tenant agrees, at its own expense, to promptly comply with all requirements of any applicable law, order, ordinance, statute or regulation applicable to the Premises or Tenant’s operations in the Premises; provided, however, that Tenant shall not be required to comply with or cause the Premises to comply with any applicable law, orders ordinance, statute, or regulation requiring the construction of alterations unless such compliance is necessitated solely due to Tenant’s particular use of the Premises.

Condemnation

13. If the entire Premises or such portion thereof as will make the Premises unusable for the purpose herein leased shall be condemned by any legally constituted authority for any public use or purpose, or sold under threat of condemnation, then this Lease shall terminate as of the date of such condemnation or sale and rental shall be accounted for between Landlord and Tenant as of such date. In the event of a condemnation which does not result in the termination of this Lease, rental shall be abated in a fair and equitable manner and Landlord, to the extent of condemnation proceeds actually received by Landlord, shall restore the Premises to the extent practicable. All condemnation awards or sales proceeds in lieu thereof shall belong to Landlord; provided, however, Tenant shall be entitled to file a claim for loss of its personal property and moving expenses, provided the filing of such claim does not affect Landlord’s claim as to such awards or proceeds.

Assignment

14. Tenant may not assign this Lease or any interest thereunder or sublet the Premises in whole or in part or allow all or a portion of the Premises to be used by a third party without the prior written consent of Landlord. Landlord shall provide its consent, or reasonably withhold its consent, within fifteen (15) days after the later of (y) Tenant’s written notice to Landlord requesting consent, which notice shall include: (i) the proposed sublease or assignment, which is not to commence prior to fifteen (15) days from the date the submission to Landlord occurs, and (ii) sufficient information, as reasonably determined by Landlord, to permit Landlord to determine the acceptability of subtenant or assignee or (z) the date that Landlord receives the information requested by Landlord in accordance with subsection (y) (ii) above. If Tenant is a corporation, partnership, limited liability company or other entity, the transfer of more than fifty percent (50%) of the ownership interests of Tenant or the transfer of a lesser percentage which results in a transfer of control of Tenant, whether in one transaction or a series of related transactions, shall constitute an assignment for purposes of this Lease. Any assignee (and, if Landlord so elects, any subtenant, but only to the extent of such subtenant’s obligations under its sublease) shall become liable directly to Landlord for all obligations of Tenant hereunder. No such assignment or sublease nor any subsequent amendment of the Lease shall release Tenant or any guarantor of Tenant’s obligations hereunder. If any such subtenant or assignee pays rental in excess of the rental due hereunder or if Tenant receives any other consideration on account of any such assignment or sublease, Tenant shall pay to Landlord, as additional rent, one-half of such excess rental or other consideration upon the receipt thereof after Tenant first deducts from such excess payments or consideration any brokerage commissions paid by Tenant in connection with the subletting or assignment, Tenant’s reasonable costs actually incurred of advertising the space for sublease or assignment, any improvement allowance or other economic concession (planning allowance, moving expenses, etc.) paid by Tenant to the subtenant or assignee, lease takeover payments made by Tenant to such subtenant’s or assignee’s existing or former landlord, reasonable legal fees paid by Tenant in connection with such assignment or subletting, and Tenant’s costs of preparing the space for the subtenant’s or assignee’s occupancy (exclusive of Tenant’s cost to move its own property, personnel or equipment). Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, without having to provide Landlord advance notice and without obtaining the prior written consent of Landlord, (x) to assign this Lease or sublet the Premises or any part thereof to any Related Entity (as defined herein below) of Tenant, (y) to assign this Lease to a purchaser or other transferee in connection with any acquisition of Tenant (by way of merger, sale of all or substantially of the Tenant’s assets in any transaction or series of transactions, acquisition, financing, refinancing, transfer, leveraged buy-out, sale of controlling interests of stock, or otherwise), and (z) to effect an assignment or sublease or other transfer wherein the then-current “Tenant” remains the “Tenant” under this Lease, such as, for example but without limitation, a so-called reverse triangular merger (each transfer described in this sentence above shall be referred to herein as a “Permitted Transfer” and each transferee in a Permitted Transfer is referred to herein as a “Permitted Transferee”). Tenant shall give Landlord written notice of a Permitted Transfer no more than ten (10) days following the effective date of such Permitted Transfer, and if the Lease is transferred to a party other than the then-current Tenant, then Tenant shall provide Landlord with a fully executed assignment or sublease agreement, as the case may be. Any Permitted Transfer shall in no way relieve Tenant of any liability Tenant may have under this Lease, whether arising before or after the date of such Permitted Transfer, and such assignee or sublessee shall be jointly and severally liable with Tenant hereunder. For purposes of this Section 14, the term “Related Entity” shall mean any entity controlled by, under control with, or in control of Tenant and such entity shall have at least substantially the same net worth as Tenant. The term “control” as used in the immediately preceding sentence shall mean having direct ownership of fifty percent (50%) or more of the ownership interests of an entity and having the ability to direct the management and policies of such entity. If Tenant is a private corporation whose stock becomes publicly held, the transfers of such stock from private to public ownership shall not be deemed a Transfer requiring Landlord’s consent. In addition, and notwithstanding anything to the contrary in this Section 14, neither (i) the sale or public offering of Tenant’s capital stock, (ii) the institutional, venture or other private financing by Tenant to raise additional capital, nor (iii) any change of control of Tenant resulting from (i) or (ii) shall be deemed an assignment of this Lease or a subletting of the Premises and Landlord’s consent shall not be required for any of the foregoing transactions.

Hazardous Substances

15. Tenant covenants that, without first obtaining Landlord’s written consent, that neither Tenant, nor any of its agents, employees, contractors or invitees shall cause or permit any Hazardous Materials to be stored, handled, treated, released or brought upon or disposed of on the Premises. Landlord hereby consents to the use in the Premises of the Hazardous Materials described on Exhibit B hereto. Tenant shall comply with any and all applicable laws, ordinances, rules, regulations and requirements respecting the storage, handling, treatment, release, disposal, presence or use of permitted Hazardous Materials in, on or about the Premises. As used herein, the term “Hazardous Materials” means asbestos, polychlorinated biphenyls, oil, gasoline or other petroleum based liquids, any and all materials or substances deemed hazardous or toxic or regulated by applicable laws, including but not limited to substances defined as hazardous under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Response Act, as amended, 42 U.S.C. § 6901 et seq. (or any state counterpart to the foregoing statutes) or determined to present the unreasonable risk of injury to health or the environmental under the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs (including without limitation, consultants’ fees, experts’ fees, attorney’s fees and court costs), liabilities or losses resulting from Tenant’s, or its assignees’, subtenants’, contractors’, invitees’ or guests’ storage, handling, treatment, release, disposal, presence or use of Hazardous Materials in, on or about the Premises from and after the date of this Lease; provided, however, that in no event shall Tenant have any liability with respect to any Hazardous Materials in, on or about the Premises that existed prior to the date of this Lease. Without limiting the generality of the foregoing indemnity, in the event Landlord has reason to believe that the covenant set forth in this paragraph has been violated by Tenant, Landlord shall be entitled, at Tenant’s sole expense, to take such actions as Landlord deems necessary in order to assess, contain, delineate and/or remediate any contamination by such Hazardous Materials. Any sums expended by Landlord shall be reimbursed by Tenant, as additional rent, within thirty (30) days of demand therefor by Landlord. If Landlord has a reasonable belief that Tenant has violated any of the covenants of this paragraph, then, upon the expiration or earlier termination of this Lease, Tenant, upon request by Landlord, shall cause to be performed such environmental studies of the Premises by an environmental consultant approved by Landlord as are necessary to determine whether any Hazardous Materials have been stored, handled, treated, released, brought upon or disposed of on the Premises during the term of this Lease in violation of the terms hereof. If Tenant fails to cause any such study to be performed, Landlord may do so, at Tenant’s expense. The obligations of this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

Removal of Fixtures

16. Provided Tenant is not then in default hereunder, Tenant may remove all fixtures and equipment which Tenant has placed in the Premises, provided Tenant repairs all damages to the Premises caused by such removal, but in no event shall Tenant remove heating, ventilating, air conditioning, plumbing, electrical and lighting systems and fixtures or dock equipment. In the event this Lease is terminated for any reason, any property remaining in or upon the Premises, at the option of Landlord, may either be deemed to become property of Landlord or Landlord may dispose of such property as Landlord deems proper with no obligation to Tenant. All personal property described in Paragraph 7 of Exhibit “C” attached hereto shall be and remain the property of Landlord and may not be removed by Tenant.

Default; Remedies

17. In the event (i) any payment of rental or other sum due hereunder is not paid as and when due and Tenant fails to cure such default within ten (10) days after written demand from Landlord (but in no event shall Landlord be required to give more than two (2) such written notices in any twelve month period; thereafter a default shall exist if a payment is not paid as and when due); (ii) the Premises shall be deserted or vacated, in either case, without payment of Rent; (iii) Tenant shall fail to comply with any term, provision, condition, or covenant of this Lease, other than an obligation requiring the payment of rent or other sums hereunder and shall not cure such failure within thirty (30) days after notice to the Tenant of such failure to comply (or if the noncompliance cannot by its nature be cured within the thirty (30) day period, if Tenant fails to commence to cure such noncompliance within the thirty (30) day period and thereafter diligently prosecute such cure to completion); or (iv) Tenant or any guarantor shall file a petition under any applicable federal or state bankruptcy or insolvency law or have any involuntary petition filed thereunder against it, then Landlord shall have the option to do any one or more of the following:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. Tenant agrees to indemnify Landlord for all loss, damage and expense which Landlord may suffer by reason of such termination.

(b) Without terminating this Lease, terminate Tenant’s right of possession, whereupon rental shall continue to accrue and be owed by Tenant hereunder. Thereafter, at Landlord’s option, Landlord may enter upon and relet all or a portion of the Premises (or relet the Premises together with any additional space) for a term longer or shorter than the remaining term hereunder and otherwise on terms satisfactory to Landlord. Tenant shall be liable to Landlord for the deficiency, if any, between Tenant’s Rent and its other monetary obligations hereunder and all net sums received by Landlord on account of such reletting (after deducting all costs incurred by Landlord in connection with any such reletting, including without limitation, tenant improvement costs, brokerage commissions and attorney’s fees). Landlord shall, in such event, have a duty to attempt to mitigate its damages.

(c) Pursue a dispossessory action against Tenant, in which event Tenant shall remain liable for all amounts owed hereunder, including amounts accruing hereunder from and after the date that a writ of possession is issued.

(d) Perform any unperformed obligation of Tenant. Any sums expended by Landlord shall be repaid by Tenant, as additional rent, within ten (10) days of demand therefor by Landlord.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law. In the event Landlord places the enforcement of all or any part of this Lease in the hands of an attorney on account of Tenant’s default, Tenant agrees to pay Landlord’s cost of collection, including reasonable attorney’s fees, whether suit is actually filed or not.

Landlord shall subordinate any interest or lien it may have on any item of Tenant’s trade fixtures, furniture, equipment, inventory, intellectual property, or other personal property (“Tenant’s Property”)(Tenant acknowledges that the items listed on Exhibit “D” attached hereto are not part of Tenant’s Property). Within ten (10) days after Tenant’s request, Landlord shall execute a commercially reasonable form of agreement wherein Landlord agrees to subordinate any right, title, lien or interest in Tenant’s Property and to give any lenders holding a security interest or lien on Tenant’s Property reasonable rights of access to the Premises to the Tenant’s Property, provided that such lenders repair any damage caused by such removal and that they pay all Rent and other monetary costs required under this Lease attributable to such period of occupancy.

In the event Landlord fails to perform any of its obligations under this Lease and fails to cure such default within thirty (30) days after written notice (except in case of an emergency posing an immediate threat to persons or property, in which case no prior notice shall be required) from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period, then Tenant may, in addition to its other remedies cure any default of Landlord at Landlord’s cost and deduct the reasonable costs actually incurred to effect such cure from Rent next coming due. In no event shall Tenant have the right to terminate this Lease for any such default

Entry by Landlord

18. Landlord may post a sign stating that the Premises are “For Lease” nine (9) months prior to the termination of this Lease or “For Sale” at any time during the term or any renewal of this Lease. Landlord may enter the Premises at reasonable hours and upon reasonable prior notice to Tenant during the term of this Lease to exhibit same to prospective purchasers, tenants (in the last 9 months of the term), lenders or financial partners, to make repairs required of Landlord under the terms hereof, to make repairs to

Landlord’s adjoining property, if any, or to conduct reasonable tests of the Premises.

Estoppel Certificates

19. Tenant agrees to furnish within ten (10) days of receipt of request from Landlord or Landlord’s mortgagee a written statement certifying as to the then-current status of the Lease. Such estoppel certificate shall address matters of the type customarily included in estoppel certificates requested and obtained by institutional lenders and landlords.

No Estate In Land

20. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy and sale, and not assignable by Tenant except as provided in Paragraph 14 above.

Holding Over

21. If Tenant remains in possession of the Premises after expiration of the term hereof; with Landlord’s acquiescence and without any express written agreement of parties, Tenant shall be a tenant at sufferance subject to immediate eviction (but subject to all the same terms and conditions as contained in this Lease, except that the rental rate shall become one and one-half times the amount in effect at the end of the term of this Lease until such actual eviction), and there shall be no renewal of this Lease by operation of law. Tenant waives any right that it may have to additional notice pursuant to applicable law.

Miscellaneous

22. All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those given by law. No failure of either party to exercise any power given to such party hereunder, or to insist upon strict compliance by the other party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of a party’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease. Subject to the terms of paragraph 14 above, this Lease shall be binding upon and shall inure to the benefit of the respective successors and assigns of Landlord and Tenant. Tenant shall pay and be liable for all rental, sales and use taxes, and other similar taxes, if any, levied or imposed by any city, state, county or other governmental authority. Such payments shall be paid concurrently with the payment of rental or other sum due hereunder upon which the tax is based. This Lease contains the entire agreement of the patties hereto as to the Premises, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect. If any term, covenant or condition of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons, entities or circumstances other than those which or to which used may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law. The circulation of one or more drafts of this Lease shall not constitute a reservation of the Premises or an offer to lease the Premises to Tenant. Neither party shall be bound hereunder until such time as both parties have signed this Lease. Annually, upon request by Landlord, Tenant shall provide to Landlord copies of its audited financial statements for the most recent year. This Lease shall be governed by the laws of the Commonwealth of Kentucky. This Lease may be executed in counterparts, each of which shall be an original and together shall constitute one and the same instrument.

Notices	23. Any notice given pursuant to this Lease shall be in writing and sent by certified mail, return receipt requested, by hand delivery, by facsimile transmission or by reputable overnight courier to:

(a) Landlord: Pattillo Industrial Partners, LLC, 2200 Century Parkway, Suite 100, Atlanta, Georgia 30345; Facsimile Number: 404-235-3541, with a copy to Daniel Wald C\o The Walker Companies, 2100 River Edge Parkway, Suite 425, Atlanta, GA 30328; Facsimile number (770) 541-6150 or at such other address or to such other facsimile number as Landlord may designate in writing to Tenant.

(b) Tenant: 2350 Mission College Boulevard, Suite 1400 Santa Clara, California 95054, Attn: CFO; Facsimile number 501-423-7297; with a copy to Stanley F. Pierson, Esq. Pillsbury Winthrop Shaw Pittman, LLP, 2475 Hanover Street, Palo Alto, California 94304, Facsimile Number 650-233-4545, or at such other address or to such other facsimile number as Tenant may designate in writing to Landlord.

Any notice sent in the manner set forth above shall be deemed sufficiently given for all purposes hereunder on the date that is three (3) business days after the day said notice is deposited in the mail if sent by certified mail, upon receipt if sent by hand delivery or reputable overnight courier, or if sent by facsimile, on the date such notice is transmitted, provided a copy of such notice is sent within two (2) business days by regular mail to the recipient’s address set forth above.

Brokerage

24. Landlord agrees to pay Colliers Harry K Moore (“Tenant’s Broker”), who has represented Tenant in this transaction, a real estate commission. Such commission shall be paid annually, in advance, based on four percent (4%) of the scheduled annual Rent payable hereunder due for the ensuing year for the initial term of this Lease. The commission installment for the first year of this Lease shall be payable by Landlord no later than the Commencement Date. In the event Tenant defaults hereunder and such default results in the Landlord either terminating this Lease or terminating Tenant’s right of possession, then Landlord shall have no further obligation to pay any additional commissions other than any sums that may have been paid up to the date of the default giving rise to such termination.

The full details of such commission obligation shall be set forth in a separate agreement between Landlord and Tenant’s Broker. In the event Landlord sells the Premises to an unrelated third party, the balance of the leasing commission for periods subsequent to the date of such sale shall be paid to Tenant’s Broker simultaneous with such sale. Tenant represents that, other than Tenant’s Broker, no real estate broker or agent has been involved on the Tenant’s part in connection with this transaction, and each of Tenant and Landlord covenants and agrees to indemnify and hold the other harmless from any and all loss, liability, damage, claim, judgment, cost and expense (including without limitation attorney’s fees and litigation costs) that may be incurred or suffered by the other because of any claim for any fee, commission or similar compensation with respect to this Lease, made by any broker, agent or finder claiming by, through or under the indemnifying party, whether or not such claim is meritorious.

Signs

25. Tenant may erect a building standard sign (as determined by Landlord) on or about the Premises subject to Landlord’s approval of the sign and its location. Prior to the expiration of the term of this Lease, Tenant shall remove any such sign and repair any damage to the building occasioned by the installation and/or removal of such sign.

Use of Premises

26. The Premises shall be used for storage and distribution and related legal uses and no other purpose. The Premises shall not be used for any illegal purposes, nor in any manner to create any nuisance or trespass, vitiate Landlord’s insurance or violate any restrictive covenants encumbering the building or Landlord’s rules and regulations applicable thereto. Outside storage or outside manufacturing are prohibited without Landlord’s consent.

Insurance

27. (a) Tenant will carry, at Tenant’s expense, “Special Form” insurance coverage on all equipment, inventory, fixtures, furniture, appliances and other personal property on the Premises. Tenant shall procure, maintain and keep in full force and effect at all times during the term of this Lease commercial general liability insurance with respect to the Premises and the conduct and operation of Tenant’s business therein, naming Landlord as additional insured and Landlord’s lender as mortgagee, with limits of not less than $2,000,000.00 for death or bodily injury to one or more persons in a single occurrence and not less than $2,000,000 for property damage. Such general liability insurance policy shall contain a broad form contractual liability endorsement covering Tenant’s indemnities in favor of Landlord provided hereunder.

(b) Landlord will carry, at Tenant’s expense, insurance providing for payment of replacement costs against damage by fire (including debris removal) and demolition in an amount at least equal to the replacement cost of the building; insurance against loss or damage covered by insurance customarily referred to as “All Risks” and/or “Difference In Conditions” coverage, in amounts equal to the replacement costs (including debris removal) of the property insured, and insurance in such amounts as Landlord may reasonably require against damages by such other hazards as any mortgage lending institution holding a mortgage on the Premises, or mortgage lending institutions generally, may from time to time require in case of similar properties; insurance against abatement or loss of Rent in case of fire or other casualty similarly insured against, in an amount at least equal to the minimum Rent and taxes to be made by Tenant during one year next ensuing as reasonably determined by Landlord; and plate glass coverage on all building glass in excess of Filly Dollars ($50.00) apiece and broad form Boiler and Machinery coverage on all equipment and delivery systems for heat, cooling and water for the Premises. Tenant shall pay to Landlord, as additional rent, the amount of Landlord’s premium within thirty (30) days of demand from Landlord. Tenant’s obligation as to the payment of such insurance premiums shall be apportioned on a per diem basis for the years in which the Lease term commences and terminates and such obligation shall only apply to premiums for insurance coverage that applies during the term of this Lease. Landlord shall use commercially reasonable efforts to obtain insurance in a cost-effective manner.

(c) To the full extent permitted by law and notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waives all right of recovery against the other and its officers, employees, and agents for, and agrees to release the other and its officers, employees and agents from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or is caused by or results from a risk which is actually insured against, which is required to be insured against under the Lease in each case without regard to the negligence of the entity so released.

(d) All insurance required to be carried by Tenant shall be effected under enforceable policies issued by insurers reasonably approved by Landlord. Within three (3) days after the expiration date of any policy procured by Tenant, a certificate evidencing such renewal policy for such insurance shall be delivered by Tenant to Landlord. Reasonably promptly after the premium on any such policy shall become due and payable, Landlord shall be furnished with satisfactory evidence of its payment. Certificates of the insurance that Tenant is required to carry under this Lease shall be delivered to Landlord prior to the commencement of the term of this Lease. All such policies shall contain an agreement by the insurers that such insurers shall give Landlord and the holder of any mortgage to whom loss hereunder may be payable at least thirty (30) days prior written notice of any cancellation (except 10 days advance notice for cancellation due to non-payment of premium). If Tenant provides any insurance required by this Lease in the form of a blanket policy, Tenant shall furnish satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease and that the coverage thereunder is at least equal to the coverage, which would be provided under a separate policy covering only the Premises.

Ad Valorem Taxes

28. Tenant shall pay, as additional rent, all ad valorem real estate taxes and assessments assessed or levied against the Premises for full taxable years within the Lease term and shall pay a per diem apportionment thereof for the years in which the Lease commences and terminates. Tenant shall remit such amounts to Landlord within thirty (30) days of notice from Landlord of such amount. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant be obligated to pay any taxes or assessments attributable to Landlord’s net income, inheritance, gift, transfer or estate taxes.

Exhibits	29. The following exhibits are attached hereto and made a part hereof:

Exhibit A        Legal Description of Real Property of Which the Premises are a Part

Exhibit A-1    Footprint Showing Location

Exhibit B        List of Permitted Hazardous Substances

Exhibit C        Rider

Exhibit D        List of Personal Property remaining with the Premises

Exhibit E        Initial Area

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, effective the day and year first above written.

LANDLORD:

PATTILLO INDUSTRIAL PARTNERS, LLC, a Delaware limited liability company

/s/ ILLEGIBLE	By:	Robert Pattillo Properties, Inc.
Witness		Its: Authorized Agent

	By:	/s/ ILLEGIBLE

	Title:	Authorized Agent

TENANT:

CHEGG, INC.,
a Delaware corporation

/s/ ILLEGIBLE	By:	/s/ Omer Regev
Witness
	Title:	CFO
(Corp Seal)

EXHIBIT A

BEING Lots 14 and 15 as shown on the Record Plat of Cedar Grove Business Park, plat of which is of record in Plat Cabinet 2, Slides 443 and 445, in the Office of the Clerk of Bullitt County, Kentucky.

Together with the right to use the sanitary sewer and drainage and utility easement of record in Deed Book 514, Page 204, in the Office of the Clerk aforesaid.

LESS AND EXCEPT FROM THE ABOVE:

The portion of the above described Premises labeled as “Not Included” shown on Exhibit “A-1” attached hereto

Exhibit “A-1”

Site Plan

Exhibit B

LIST OF PERMITTED HAZARDOUS SUBSTANCES IN ACCORDANCE WITH

PARAGRAPH 15

NONE

EXHIBIT C

Rider to Standard Industrial Lease Agreement dated this 17 day of October, 2009, by and between PATTILLO INDUSTRIAL PARTNERS, LLC, a Delaware limited liability company, as Landlord, and CHEGG, INC., a Delaware corporation, as Tenant.

This Rider is attached to and made a part of the referenced Standard Industrial Lease Agreement. In the event of an inconsistency between the terms of this Rider and the terms of the Standard Industrial Lease Agreement, the terms of this Rider shall control.

1. Improvement Allowance. Landlord hereby grants to Tenant an allowance of $265,000 to be used at Tenant’s discretion for office renovations, leasehold improvements or alterations to the Premises requested by Tenant and reasonably approved by Landlord or, up to a maximum of $75,000, for payment of Rent (the “Allowance”). The Allowance may be used to pay for any and all costs associated with such additional requested items, and Tenant shall provide written documentation of such costs to Landlord. Landlord shall promptly reimburse Tenant based on Talent’s submission of a customary tenant’s affidavit respecting the work, invoices, paid receipts and other reasonable evidence of payment, and, if applicable, the submission of customary lien waivers and affidavits of payment from persons or entities performing such work, all reasonably satisfactory to Landlord. Tenant shall cause such work to be performed (i) in accordance with plans, specifications, and other matters reasonably approved by Landlord prior to commencement of any such work, (ii) in a first class, professional and workmanlike manner, (iii) with materials that are consistent with, or better than, the quality of the Premises, (iv) so as not to adversely affect the systems and equipment or the structure of the Building containing the Premises, (v) with reasonable diligence to completion, and (vi) in compliance with all legal requirements and all applicable provisions of the Lease. Any such items to be covered under the Allowance must be completed and the applicable cost requested by Tenant no later than the date that is two (2) years after the Commencement Date or applied to Rent coming due before the end of such two year period.

2. Extension Option.

(A) Provided that Tenant is not in default (beyond any applicable notice and cure periods) at the time Tenant gives notice to Landlord or at the time the term of this Lease would otherwise expire, Tenant shall have the right to renew the term of this Lease for a term of five (5) years by giving written notice (“Tenant’s Renewal Notice”) to Landlord no later than nine (9) months, nor sooner than twelve (12) months, prior to the expiration of the term of this Lease. This extension shall be on the same terms and conditions as are applicable during the immediately preceding term, except that there shall be no Allowance and the amount of the annual Rent shall be equal to 95% of the Fair Market Rate (defined in this paragraph 2 below) calculated for a date earlier than, but as near to, the expiration date of the immediately preceding term as is possible.

(B) “Fair Market Rate”, for the purposes of this Paragraph 2, shall be defined as what an arm’s-length, non-expansion, non-renewal, non-equity tenant would pay for space of comparable size, quality, utility and location being offered by a comparable landlord of a comparable building with comparable vacancy factors, and taking into account the creditworthiness of the tenant, length of the lease term, triple net treatment of operating expenses and property taxes, the square footage measurement basis of the Building, and all concessions being offered in the market. Within (30) days after Landlord receives Tenant’s Renewal Notice, Landlord shall provide Tenant a written quote of what Landlord believes Fair Market Rate to be. Within thirty (30) days after such quote is provided (“Renewal Negotiation Period”), Landlord and Tenant shall attempt to reach agreement on the Fair Market Rate for the renewal period. In the event that the parties cannot agree on the amount of the Fair Market Rent by the end of the Renewal Negotiation Period, then Tenant shall give written notice to Landlord implementing the appraisal process below. If, by the end of the Renewal Negotiation Period, Landlord and Tenant do not reach a written agreement on the Fair Market Rate and Tenant has failed to give notice implementing the appraisal process, then the appraisal process below shall be deemed to have been implemented. If the appraisal process is implemented by Tenant, or is deemed to have been implemented by Tenant, then Landlord and Tenant shall each appoint, by written notice to the other, a licensed real estate appraiser who has had, within the immediately preceding ten (10) years, at least seven (7) years of commercial appraisal experience in the Louisville, Kentucky area, neither of which appraiser shall have a conflict of interest in representing either Landlord or Tenant. If either party fails to appoint such a real estate appraiser within ten (10) days following the expiration of the Renewal Negotiation Period, then the appraiser who is appointed shall select the second appraiser. Such two appraisers shall proceed to determine the Fair Market Rate for the extension period using the factors described above. If such two appraisers are unable to agree upon a Fair Market Rate then they shall jointly appoint a third licensed appraiser meeting the required qualifications and the Fair Market Rate shall be that amount upon which any two of the appraisers agree; provided, further that if no two of said appraisers can agree, then the average of the two closest of said three valuations shall be controlling and shall be the Fair Market Rate for the renewal period. Each party shall have the responsibility for paying the appraiser who was, or should have been, appointed by such party, and each shall pay one-half (1/2) of the costs and expenses of the third appraiser if one is appointed. The entire appraisal process set forth above in this subparagraph shall be completed within forty (40) days after the end of the Renewal Negotiation Period.

This extension right shall terminate in the event that the named Tenant enters into a sublease (for more than 50% of the Premises) or into an assignment (as defined in Paragraph 14 of the Lease) of this Lease other than a Permitted Transfer (as defined in Paragraph 14 of the Lease).

3. Common Area Maintenance. Notwithstanding the provisions of paragraph 6 of the Lease, Landlord may elect to maintain and repair certain portions of the common areas and grounds of the project of which the Premises are a part. Landlord shall have the right from time to time to elect to maintain and repair other portions of such common areas and grounds and may rescind a prior election to maintain and repair certain portions of such common areas and grounds. Landlord shall notify Tenant if it elects to maintain and repair any of such areas or common systems. Tenant shall pay Landlord, as additional rent, its pro rata share (100%) of the costs incurred by Landlord in discharging its responsibilities pursuant to this provision, and pursuant to the obligations arising under the Declaration of Covenants, Conditions, Restrictions, Reciprocal Rights and Easements made by Salt River Development, Co. dated June 2, 2000 and recorded in the Bullitt County, Kentucky records, as may be amended from time to time, which costs shall include an annual management fee of $.05 per square foot of space comprising the

Premises (“CAM Charges”); provided, however, that in no event shall Tenant be obligated to pay any such repair or maintenance costs that materially exceed the amounts normally payable for similar goods and services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings or projects in the Shepherdsville, Kentucky area. Notwithstanding the preceding, Tenant may contract directly with third parties, at Tenant’s cost, for landscape and snow removal services, subject to Landlord’s reasonable approval of the parties performing such work. If Landlord elects, Tenant shall pay such CAM Charges on a monthly basis in an amount equal to Landlord’s good faith estimate. Landlord shall provide Tenant an annual statement as to the actual amount of Tenant’s pro rata share of such CAM Charges for the year in question. If the actual amount of such CAM Charges exceeds the aggregate amount of Tenant’s monthly payments, Tenant shall pay such excess within thirty (30) days of the receipt of Landlord’s annual statement. If such actual amount is less than the aggregate amount of Tenant’s monthly payments, Landlord shall provide to Tenant a credit equal to the amount of such difference against future rental accruing hereunder or refund any remaining amount upon the expiration of the term of this Lease.

4. Landlord’s Work. Landlord shall, at its expense, perform all necessary work in order to remove all of the racking and conveyor systems currently located in the Premises (all of such removal work is herein referred to as the “Landlord’s Work”). Landlord will use its good faith efforts to remove the portion of the racking and conveyor systems in the shaded areas shown on Exhibit “E” attached hereto (the “Initial Area”) within thirty (30) days after the execution and delivery of this Lease (the “Initial Work”) and Landlord shall also use its good faith efforts to complete the portion of the Landlord’s Work in the remaining portion of the Building within one hundred twenty (120) days after the date this Lease is signed and delivered by both parties and the Tenant has delivered the Security Deposit. The Initial Work shall specifically exclude the removal of the mezzanine and IT cable support structures within the Initial Area, however the parties shall reasonably cooperate to complete the removal of such items in conjunction with the balance of Landlord’s Work.

5. Property Condition. Landlord represents that the building systems, including the electrical, plumbing, HVAC systems and dock equipment will be in good working order as of the Lease Commencement Date, subject only to any damage caused by Tenant or its employees, invitees, guests or others on or at the Premises during the Early Occupancy Period (defined below). For a period of 120 days following the Lease Commencement Date, Tenant shall have the right to give Landlord written notice of any problems with the building systems and, provided, such problem(s) was not caused by Tenant or its employees, invitees, guests or others on or at the Premises, Landlord shall repair or otherwise correct such problem at Landlord’s sole cost and expense. Other than as specifically set forth in this paragraph or elsewhere in the Lease, Tenant agrees to accept the Premises in their “as-is, where-is” condition without any other representation or warranty by Landlord.

6. Early Occupancy. Upon execution of this Lease and delivery of the Security Deposit, Tenant shall have access to the main office area located in the Premises and to all portions of the warehouse where Tenant’s occupancy or activities will not unreasonably interfere with the performance of the Landlord’s Work. The parties shall reasonably cooperate with each other during this early occupancy period to allow Landlord to complete the Landlord’s Work while providing the Tenant reasonable access and use to prepare the Premises for its use. For such period of time (“Early Occupancy Period”) from the date of execution and delivery of this Lease until the Commencement Date, Tenant shall not be responsible to pay any Rent, utilities or other operating expenses; provided, however, that all other terms and conditions of this Lease shall apply, specifically including Tenant’s obligation to maintain its general liability policy as described in Paragraph 27 (a) of this Lease. Tenant shall, at its own cost and expense, be responsible for securing any of its personal property, inventory or other items located within the Premises and Landlord shall not be liable or responsible for any damage or theft of such items.

7. Personal Property. Tenant acknowledges that a significant amount of personal property belonging to Landlord remains, and will remain, on the Premises as part of this Lease. Such personal property includes, without limitation, those items set forth on Exhibit “D” attached hereto (all of such items are herein referred to as the “Personal Property”). Tenant shall have full use of such Personal Property with no additional rent or fee due to Landlord. Landlord makes no representation or warranty as to the condition or functionality of any of such items and Landlord shall have no obligation whatsoever to repair or replace any of such items. In the event Tenant chooses to use any of such items and they need repair, then Tenant may elect to make such repairs, at its sole cost and expense, or may, if such item is not repairable, notify Landlord of its intent to dispose of such item (a “Discard Notice”) which notice shall describe the item(s) proposed to be discarded. If Landlord does not notify Tenant within ten (10) days after its receipt of a Discard Notice that it intends to reclaim the item, then Tenant may dispose of such item in accordance with any applicable laws or regulations. Tenant shall be solely responsible for any personal property taxes levied or assessed against all or any of such Personal Property, whether or not Tenant is using such items.

Exhibit D

Personal Property

Outside Break Area:

6 square tables

60 small black trash cans

15 yellow brute trash cans

11 red brute trash cans

Fork Lift Area:

2 crown “high” lifts and batteries

2 crown fork lifts and batteries

4 auto pallet jacks (crown)

20 manual pallet jacks

8 yellow (mule)

12 grey (crown)

1 charging station per battery requested (northern wall)

Maintenance Area:

Fenced-in area

1 maintenance table

Air hose/eye wash station

2 ladders

Shelving/racking along northern wall next to air compressors on the way towards drive-in door

Other:

1 cherry picker

1 sky lift

Western Warehouse Office:

Fencing and bench

3 desks (dark color)

5 chairs

6 file cabinets

2 bulletin boards

1 white board

1 light colored desk

General Warehouse Area:

5 “maxxstretch” conveyor belt loaders

24 steel and white tables

5 best flex 300 units

200 steel bins on rollers

All fire extinguishers

2 golf carts

4 green tables

9 blue brute garbage cans and dolly wheels

Grey shelving

1 bulletin board

“Yellow” area on West Wall:

Battery jumper (1)

Table (1)

East Maintenance Area:

3 desks

red tool box

grey cabinet

racking in area

extra light bulbs

aluminum ladder

fiberglass step ladder

“DA” grey cabinet

1 wheeled dolly

1 shop vac (does not work)

Upstairs Office Area:

6 grey chairs in unfinished portion

12 grey shelving units in unfinished area

All file cabinets

All desks, chairs, phones and whiteboard

All materials in drawing room

All conference room furniture and teleconferencing unit

Security Office:

350 Padlocks with combinations

1 Avaya telephone (Model 4424LD)

5 Avaya telephone (Model 6211)

5 Motorola 6 pack walkie talkie charger (for Model Radius P 1225)

29 Motorola walkie talkie battery only (Model Radius P 1225)

2 Motorola walkie talkie battery only (Model Radius P 200)

7 Motorola walkie talkie charger (for Model Radius P 200)

9 Motorola walkie talkie charger (for Model Radius P 1225)

38 Motorola walkie talkie with battery (Model Radius P 1225)

6 Motorola walkie talkie with battery (Model Radius P 200)

13 Intermec battery charger with cords for scanners

2 Kronos time card system (plus remainder of system throughout building)

61 Lithium batteries

48 RF gun (Model 2435)

7 Product scanner (Model 1552)

29 Product scanner (Model 1551)

6 Product scanner handles (Model 2435)

22 Product scanner holster with straps (Type 1)

13 Product scanner with holster with straps (Type 2)

5 Product scanner holster with straps (Type 3)

1 Hon file cabinet

1 Hon shelf cabinet

1 Security system — want complete system (in office and guard shack)

8 Security system batteries (extra)

2 Security system cameras (formerly mounted in mezzanine)

1 Safe (in closet)

Break Room:

5 Bulletin Board (wall mounted)

1 Ice machine

94 Chair (stackable)

26 Table (square)

Locker Room:

234 lockers

Lower Office Area & Conference Room:

All desks, chairs, file cabinets, phones, white board, bulletin boards,

conference tables, shelving, conference chairs,

Server Room:

All equipment in the server room; table, extra parts, safe, racks, wiring, air conditioner, server, switches, etc

Janitorial Closets:

All shelves, racking, brooms, mops, buckets, etc